Consolidated Financial Statements
(Expressed in United States dollars)

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Years ended December 31, 2007 and 2006

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of Yukon-Nevada Gold Corp. (formerly YGC Resources Ltd.) (the Company) have been prepared by management in accordance with generally accepted accounting principles (GAAP) in Canada, and within the framework of the summary of significant accounting policies disclosed in the notes to these consolidated financial statements. Management is responsible for establishing internal controls over financial reporting for the Company. Management has designed and implemented internal controls over financial reporting (ICFR) that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

The Audit Committee of the Board of Directors meets periodically with management and the Company’s independent auditors to review the scope and results of their annual audit and to review the consolidated financial statements and related financial reporting matters prior to submitting the consolidated financial statements to the Board of Directors for approval. The Audit Committee is appointed by the Board of Directors and all of its members are independent directors. The Audit Committee is responsible for engaging or re-appointing the external auditors.

The consolidated financial statements have been approved by the Board of Directors on the recommendation of the Audit Committee.

The consolidated financial statements have been audited by external auditors, KPMG LLP, in accordance with Canadian generally accepted auditing standards. KPMG LLP has full and free access to the Audit Committee.

“Graham Dickson”	“Christopher Oxner”

Graham Dickson	Christopher Oxner
President and	Chief Financial Officer
Chief Executive Officer

April 1, 2008

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

AUDITORS' REPORT

To the Shareholders of Yukon-Nevada Gold Corp.

We have audited the consolidated balance sheets of Yukon-Nevada Gold Corp. as at December 31, 2007 and 2006 and the consolidated statements of operations, deficit, comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, Canada
March 20, 2008 except as to Note 22
    which is as of March 28, 2008

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Consolidated Balance Sheets
(In thousands of US dollars)

As at December 31, 2007 and 2006

	2007	2006

Assets

Current assets:
Cash and cash equivalents (note 4(k))	$41,104	$4,342
Marketable securities	173	1,026
Accounts receivable and prepaid expenses	7,778	600
Inventories (note 8)	37,995	–
Future income taxes (note 16)	1,453	–
	88,503	5,968
Restricted funds (note 9)	36,669	7,838
Property, plant and equipment (note 10)	81,809	540
Mineral properties (note 11)	88,212	17,566
Other assets (note 12)	974	–

	$296,167	$31,912

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$15,273	$673
Payable on purchased ore	18,847	–
Due to related parties (note 13)	–	11
	34,120	684
Other long-term liabilities (note 14)	1,148	–
Asset retirement obligations (note 15)	26,528	1,903
Future income taxes (note 16)	28,527	3,729
	90,323	6,316

Shareholders' equity:
Share capital (note 17(b))	184,720	32,025
Warrants (note 17(c))	20,603	687
Contributed surplus (note 17(d))	8,092	1,155
Accumulated other comprehensive income (loss) (note 17(e))	2,273	(326)
Deficit	(9,844)	(7,945)
	205,844	25,596

	$296,167	$31,912
Commitments and contingencies (note 21)
Subsequent events (note 22)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“Graham C. Dickson”	Director	“R.J. MacDonald”	Director

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Consolidated Statements of Operations
(In thousands of US dollars, except for share and per share amounts)

Years ended December 31, 2007 and 2006

	2007	2006

Gold sales	$64,460	$–

Cost of gold sold	48,218	–

Gross margin – mining operations	16,242	–

Depreciation, depletion, and amortization	5,731	16
Accretion	1,082	145

Income (loss) from mine operations	9,429	(161)

General and administration (note 13(b))	3,550	1,228
Stock–based compensation (note 17(d))	5,563	278

Income (loss) from operations	316	(1,667)

Other (loss) income:
Interest and other income	2,503	377
Loss on forward sales arrangements (note 21 (b))	(4,324)	–
Foreign exchange gain	793	–
Interest expense	(218)	–
	(1,246)	377

Loss before income taxes	(930)	(1,290)

Income tax (expense) recovery (note 16)
- Current	(33)	–
- Future	(936)	101

Net loss for the year	$(1,899)	$(1,189)

Loss per share – basic and diluted	$(0.02)	$(0.02)

Weighted average number of shares outstanding (basic and diluted)	121,434,273	53,147,312

Consolidated Statements of Deficit (Expressed in thousands of US dollars)

Years ended December 31, 2007 and 2006
	2007	2006
Deficit, beginning of year	$(7,945)	$(6,756)

Net loss for the year	(1,899)	(1,189)

Deficit, end of year	$(9,844)	$(7,945)

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP
(Formerly YGC Resources Ltd.)

Consolidated Statements of Comprehensive Loss
(In thousands of US dollars)

Years ended December 31, 2007 and 2006

	2007	2006

Net loss for the year	$(1,899)	$(1,189)

Foreign exchange adjustment (note 2)	2,599	(326)

Comprehensive income (loss) for the year	$700	$(1,515)

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Consolidated Statements of Cash Flows
(In thousands of US dollars)

Years ended December 31, 2007 and 2006

	2007	2006

Cash provided by (used in):

Operations
Net loss for the year	$(1,899)	$(1,189)
Items not affecting cash:
Depreciation, depletion, and amortization	5,731	16
Accretion	1,082	145
Stock-based compensation	5,563	278
Gain on disposal of asset	(123)	(1)
Reclamation payments	187	–
Unrealized loss on forward sales	993	–
Future income tax expense	936	(101)
Unrealized foreign exchange gain	(763)	–
	11,707	(852)
Change in non cash working capital (note 18(c))	(23,475)	150
	(11,768)	(702)

Investing
Acquisition of Queenstake, net of cash acquired of $2,450 (note 3)	(233)	–
Restricted funds	(1,092)	(5,582)
Short-term investments	936	3,623
Mineral property expenditures	(26,588)	(6,559)
Deferred acquisition costs	(111)	–
Purchase of property, plant and equipment	(6,266)	(376)
Proceeds from sale of assets	123	11
	(33,231)	(8,883)

Financing
Due to related parties	(12)	2
Notes payable	(8,382)	–
Common shares issued for cash	80,346	11,171
Share issue costs	(4,407)	(602)
Common shares issued upon exercise of shareholder warrants	7,654	1,832
Common shares issued upon exercise of agents’ options and warrants	744	1,483
Common shares issued upon exercise of stock options	530	117
	76,473	14,003

Effect of exchange rate changes on cash	5,288	(117)

Increase in cash and cash equivalents	36,762	4,301

Cash and cash equivalents, beginning of year	4,342	41

Cash and cash equivalents, end of year	$41,104	$4,342

Supplemental cash flow information (note 18)

See accompanying notes to consolidated financial statements.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

1.	Nature of operations:

Yukon-Nevada Gold Corp.’s (the Company) business is gold mining and related activities, including exploration, development, extraction, processing and reclamation. Gold is currently being produced in Nevada, USA (Jerritt Canyon), acquired on June 20, 2007. There are gold exploration activities being carried out in Nevada, USA (Jerritt Canyon) and the Yukon Territory, Canada (Ketza River and Silver Valley).

For properties other than the producing mine at Jerritt Canyon, the Company is in the process of mineral exploration and has yet to determine whether these properties contain reserves that are economically recoverable. The recoverability of the amount shown for mineral properties is dependent upon the existence of economically recoverable reserves, confirmation of the Company's ownership interest in the mining claims, the ability of the Company to obtain necessary financing to complete the development, and upon future profitable production or proceeds from the disposition of the mineral properties.

2.	Change in functional and reporting currency:

Prior to July 1, 2007, the Company’s operations were measured in Canadian dollars and the consolidated financial statements were expressed in Canadian dollars. Due to circumstances arising from the acquisition of Queenstake Resources Ltd. (Queenstake) on June 20, 2007, it has been determined that the Company’s functional currency after the acquisition is the US dollar. Concurrent with this change in functional currency, as well as facilitating the comparison of the Company’s financial statements with other gold producing companies in the mining industry, the Company has adopted the US dollar as its reporting currency, effective June 30, 2007.

In accordance with Canadian generally accepted accounting principles (GAAP), the Company is required to restate all financial statement amounts presented for comparative purposes into US dollars using the current rate method as follows: all assets and liabilities are translated into US dollars at the exchange rate prevailing at the balance sheet date; all revenue and expense items, shareholders’ equity items and cash flows are translated at the average rates that were in effect during these periods, with the exception of shares issued on June 20, 2007 associated with the Plan of Arrangement with Queenstake and the private-placement financing, which were translated into US dollars using the Bank of Canada closing $US/$CAD exchange rate on the date of these transactions. The accumulated foreign exchange adjustment resulting from change in the reporting currency of the Company was a $326,086 foreign exchange loss as at December 31, 2006 contained in the “accumulated other comprehensive income (loss)” section of the shareholders’ equity section of the balance sheet. As at December 31, 2007, a $2.3 million foreign exchange gain is included in the “accumulated other comprehensive income (loss)” section of shareholders’ equity.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

2.	Change in functional and reporting currency (continued):

The Company used the temporal method subsequent to the original translation of the consolidated accounts into United States dollars on June 30, 2007. The temporal method requires the Company to translate monetary assets and liabilities denominated in Canadian dollars into US dollars at the closing exchange rate in effect as of December 31, 2007. Non-monetary assets and liabilities are translated from Canadian dollars to US dollars using the historical rates in effect when assets and liabilities were recorded. Items in the statement of operations and statement of cash flows were translated at the average exchange rate for the year ended December 31, 2007, with the exception of depreciation, depletion and amortization and stock-based compensation amounts. The fair value of stock-based compensation was translated at the closing exchange rate on the date the underlying options were granted. Depreciation, depletion, and amortization expense was translated at the historical rate in effect when the assets were recorded.

3.	Business acquisition:

Effective June 20, 2007 the Company acquired 100% of the outstanding common shares of Queenstake. This business acquisition has been accounted for as a purchase transaction, with the Company being identified as the acquirer and Queenstake as the acquiree in accordance with the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1581 Business Combinations. These consolidated financial statements include 100% of Queenstake’s operating results for the period from June 20 to December 31, 2007.

The purchase price was calculated as follows:

Purchase price:
Share consideration (58,436,531 shares at C$1.62 per share)	$89,049
Fair value of share purchase warrants and stock options	1,944
Acquisition costs	2,683

$93,676

The purchase price was allocated as follows:

Net assets acquired:
Cash	$2,450
Accounts receivable and prepaid expenses	3,764
Marketable securities	32
Inventories	21,809
Restricted funds	27,589
Property, plant and equipment	79,868
Mineral properties	44,733
Other assets	1,110
Accounts payable and accruals	(45,498)
Future income taxes	(17,419)
Long-term liabilities	(24,762)

$93,676

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

4.	Significant accounting policies:

The financial statements of the Company have been prepared by management in accordance with Canadian generally accepted accounting principles. The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below:

	(a)	Basis of consolidation:

These consolidated financial statements include the accounts of the Company and its subsidiaries from their respective dates of acquisition. All material intercompany transactions and balances have been eliminated. The subsidiaries and percentage of ownership at December 31, 2007 are as follows:

Ketza River Holdings Ltd. (Yukon)	100%
YGC Resources Arizona Inc. (Arizona)	100%
Queenstake Resources Ltd. (British Columbia)	100%
Queenstake Resources U.S.A. Inc. (Delaware)	100%
Castle Exploration Inc. (Colorado)	100%

(b)	Property, plant and equipment:

Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, with a half year of depreciation taken in the year the asset is put into service. Property, plant and equipment used in exploration are depreciated but this charge is deferred on the balance sheet with other exploration expenditures.

Buildings	20 years
Computer hardware and software	3 years
Construction in progress	N/A
Equipment and facilities	5 - 20 years
Furniture and fixtures	7 years
Leasehold improvements	straight-line over the term of the lease
Vehicles	3 - 7 years

(c)	Mineral properties:

The acquisition cost of a mineral property and related exploration expenditures net of any option payments or income tax credits received are deferred until the property is placed into production, is sold or abandoned or determined to be impaired. These deferred expenditures are amortized on a units-of-production basis over the estimated useful life of the property based on proven and probable reserves following commencement of production or written off if the property is abandoned or sold or determined to be impaired.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

4.	Significant accounting policies (continued):

	(d)	Long-lived assets:

The Company monitors the recoverability of long-lived assets based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period it is determined that the carrying amount of the asset may not be recoverable. The impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

	(e)	Asset retirement obligations:

The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred. When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is adjusted to reflect the passage of time (accretion expense) and for changes in estimated future cash flows. Accretion expense is charged to income, while adjustments related to changes in estimated cashflows are recorded as increases or decreases to the carrying value of the asset. The capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded if the actual costs incurred are different from the liability recorded.

	(f)	Stock based compensation plan:

The CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock based payments for goods and or services. The Section requires that awards of stock be measured at fair value. The Company uses the Black-Scholes option pricing model to determine the fair value of each stock option on the date of the grant. The value of the stock options issued to directors, employees and service providers is expensed as stock-based compensation and is credited to contributed surplus. The value of the stock options issued to agents in exchange for brokerage services is netted against share capital as share issuance costs and credited to contributed surplus. Upon exercise, the proceeds of the options are credited to capital stock at the option price and the fair value of the options, as previously recorded, is reclassified from contributed surplus to capital stock.

The Company has established a stock-based compensation plan as described in note 17(d).

	(g)	Loss per share:

Basic loss per share is the amount of loss for the period available to the weighted average number of common shares outstanding during the period.

Diluted loss per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of shares outstanding used in the calculation of diluted loss per share assumes that the deemed proceeds received from the exercise of stock options, agents' options and share purchase warrants that are "in the money" would be used to repurchase common shares of the Company at the average market price during the year.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

4.	Significant accounting policies (continued):

	(g)	Loss per share (continued):

Existing stock options (note 17(d)) and share purchase warrants (note 17(c)) have not been included in the computation of diluted loss per share as to do so would be anti-dilutive. Accordingly, basic and diluted loss per share amounts are the same.

	(h)	Income taxes:

The Company has adopted the asset and liability method of accounting for income taxes as outlined in the provisions of CICA Handbook Section 3465, Income Taxes. Under this method, current income taxes are recognized for the estimated taxes payable for the current year. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. A valuation allowance is provided against future income tax assets to the extent that realization is not considered to be more likely than not.

	(i)	Flow-through shares:

The Company has financed a portion of its exploration expenditures through the issuance of flow-through shares. Under the terms of these share issues, the tax attributes of the related expenditures are renounced to subscribers. The Company will recognize a future income tax liability, with an offset to share capital, when it renounces these expenditures to shareholders.

	(j)	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. By their nature, these estimates are subject to management uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant. Significant estimates include those relating to mineral properties, including amount of expenditures to be capitalized and estimates required to determine whether impairment of long lived assets is required, asset retirement obligations, the fair valuation of stock options, share purchase warrants and agent's options issued, the recognition of income tax assets and liabilities, and the fair value of assets and liabilities acquired in business combinations. Actual results may differ from those estimates.

	(k)	Cash and cash equivalents:

Cash and cash equivalents includes cash and short-term investments that are readily convertible to cash and have a maturity date within 90 days of the purchase date. The Company does not have any asset backed commercial paper in its short-term investments.

	(l)	Comparative figures:

Certain of the comparative figures have been reclassified to conform with the presentation adopted in the current year.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

5.	Adoption of new accounting policies:

	(a)	Financial instruments:

On January 1, 2007, the Company adopted four new accounting standards that were issued by the Canadian Institute of Chartered Accountants (CICA): Section 1530, Comprehensive Income; Section 3855, Financial Instruments - Recognition and Measurement; Section 3861, Financial Instruments - Presentation and Disclosures and Section 3865, Hedges. These standards were adopted on a prospective basis; accordingly, comparative amounts for prior periods have not been restated.

		(i)	Comprehensive income:

Section 1530 introduces comprehensive income, which consists of net income and other comprehensive income (OCI). OCI represents changes in shareholders’ equity during a period arising from transactions other than changes related to transactions with owners. OCI includes unrealized gains and losses on financial assets classified as available-for-sale as well as changes in the fair value of the effective portion of derivative instruments included in cash flow hedges. In accordance with this standard the Company’s financial statements now include a statement of comprehensive income and a new category, accumulated other comprehensive income has been added to the shareholders’ equity section on the balance sheet. Cumulative changes in OCI are included in accumulated other comprehensive income (loss) as disclosed in note 17(e).

		(ii)	Financial instruments - recognition and measurement:

Section 3855 establishes standards for recognizing and measuring financial assets, financial liabilities, and non-financial derivatives. Financial assets and financial liabilities, including derivatives, are recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. Under this standard, all financial instruments are required to be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as held-for- trading, available-for-sale, held-to-maturity, loans and receivables, or other financial liabilities. Transaction costs are expensed as incurred for financial instruments classified as held-for-trading. For financial instruments classified as other than held-for trading, transaction costs are added to the carrying amount of the financial asset or liability on initial recognition and amortized using the effective interest method.

Financial assets and financial liabilities held-for-trading are measured at fair value with changes in those fair values recognized in interest and other business income. Loans and receivables, and other financial liabilities are measured at amortized cost and are amortized using the effective interest method. Available-for-sale financial assets are presented in available-for-sale securities in the Company’s consolidated balance sheet and measured at fair value with unrealized gains and losses, including changes in foreign exchange rates, recognized in OCI.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

5.	Adoption of new accounting policies (continued):

(a)	Financial instruments (continued):

(iii)	Hedges:

Section 3865 expands the guidelines provided in Accounting Guideline 13, Hedging Relationships, by specifying the criteria that must be satisfied in order for hedge accounting to be applied and the accounting for fair value hedges and cash flow hedges. Hedge accounting is discontinued prospectively when the derivative no longer qualifies as an effective hedge, or the derivative is terminated or sold, or upon the sale or early termination of the hedged item.

In a fair value hedging relationship, the carrying value of the hedged item is adjusted for unrealized gains or losses attributable to the hedged risk and recognized in net income. Changes in the fair value of the hedged item, to the extent that the hedging relationship is effective, are offset by changes in the fair value of the hedging derivative, which is also recorded in net income. When hedge accounting is discontinued, the carrying value of the hedged item is no longer adjusted and the cumulative fair value adjustments to the carrying value of the hedged item are amortized to net income over the remaining term of the original hedging relationship.

In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in other comprehensive income. The ineffective portion is recognized in net income. The amounts recognized in accumulated other comprehensive income are reclassified to net income in the periods in which net income is affected by the variability in the cash flows of the hedged item. The Company currently does not have any designated hedges.

(b)	Mineral properties:

Gold production property - Jerritt Canyon - Nevada, USA

The Company has segregated mineral properties into the following:

(i) Depletable mineral property:

Costs assigned to the reserves of a mineral property are depleted as ore containing gold is mined from the orebody that was included in the last proven and probable reserve calculation.

(ii) Non-depletable mineral property:

Costs assigned to “value beyond proven and probable reserves” are not subject to depletion. Exploration costs are also included in non-depletable mineral property until the costs are either included in the depletable cost base or written off, depending on the future results from the exploration activity.

Mineral properties are carried at cost less accumulated depletion. Cost includes acquisition and related costs, capitalized asset retirement costs, long-term development costs incurred on existing ore bodies, and development costs incurred to further define reserves deemed capable of subsequent commercial production. Depletion of mineral properties including deferred development costs is charged on a units-of-production basis over proven and probable reserves.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

5.	Adoption of new accounting policies (continued):

	(c)	Revenue recognition:

Revenue is recognized when there is pervasive evidence that a metal sale contract exists, delivery to the customer has occurred, legal title has passed and the sales price and timing of payment has been agreed upon with the purchaser.

	(d)	Inventories:

Work-in-process inventories are valued at the lower of average production cost and net realizable value, after a reasonable allowance for further processing and sales costs. Production costs include the cost of raw materials, direct labor, mine-site overhead expenses and depreciation and depletion of Jerritt Canyon mine property, plant and equipment and mineral properties. Purchased ore is recorded at cost based upon the contracted purchase price, net of an allowance for the Company’s processing charged to a third party. Finished goods inventories are valued at the lower of average production cost and net realizable value. Cost valuations are based on the related three-month period’s average costs. Net realizable value is after a reasonable allowance for sales costs.

Materials and supplies inventories are valued at the lower of average cost and replacement cost, net of a provision for obsolescence with respect to identified inventory items.

Stockpiles represent ore that has been mined or purchased and is available for future processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces (based on assay data) and the estimated metallurgical recovery rates (based on expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore. These costs include direct labor, mine-site overhead expenses, and depreciations and depletion on Jerritt Canyon mine equipment and mineral properties.

	(e)	Marketable securities:

Marketable securities consist of short-term investments in publicly traded securities or highly liquid interest bearing investment grade instruments with maturities between 91 days and one year at the date of purchase. Marketable securities are carried at fair market value with changes in fair value recorded in accumulated other comprehensive income until realized when the changes are recorded in net income.

6.	Change in accounting policy:

With the acquisition of Queenstake (note 3) the Company elected to change its accounting policy for depreciation to that described in note 4(b) to align with the accounting policy of the acquiree. This change did not have a material impact on the consolidated financial statements.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

7.	Future accounting changes:

	(a)	Financial Instruments – Recognition and Measurement:

In December 2006, the CICA released new Handbook sections 3862, Financial Instruments – Disclosures, and 3863, Financial Instruments – Presentation, effective for fiscal years beginning on or after October 1, 2007. Section 3862, describes the required disclosures related to the significance of financial instruments on the Company’s financial position and performance and the nature and extent of risks arising for financial instruments to which the entity is exposed and how the entity manages those risks. This section complements handbook sections 3855, Financial Instruments – Recognition and Measurements; 3863, Financial Instruments – Presentation; and 3865, Hedges. Section 3863 establishes standards for presentation of financial instruments and non financial derivatives. This section complements handbook section 3861, ‘‘Financial Instruments – Disclosure and Presentation’’. The Company has not yet determined the effect these new standards will have on its financial position and results of operations.

	(b)	Capital Disclosures:

In December 2006, the CICA released new Handbook section 1535, Capital Disclosures, which establishes standards for disclosing information about a Company’s capital and how it is managed, to enable users of financial statements to evaluate the Company’s objectives, policies and procedures for managing capital. This section will apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. The Company has not yet determined the effect these new standards will have on its financial position and results of operations.

	(c)	Inventories:

In June 2007, the CICA released new handbook section 3031, Inventories, effective for fiscal years beginning on or after January 1, 2008. Section 3031 supersedes the existing CICA section 3030, Inventories, and provides additional guidance on the determination of cost and its subsequent recognition as an expense, including any write-down to net realizable value, and disclosures made within the financial statements. The Company has not yet determined the effect these new standards will have on its financial position and results of operations.

	(d)	Goodwill and Intangible Assets:

In February 2008, the CICA has issued accounting standard Section 3064 Goodwill, and intangible assets, replacing accounting standard Section 3062 Goodwill and other intangible assets and accounting standard Section 3450, Research and development costs. Various changes have been made to other sections of the CICA Handbook for consistency purposes. The new Section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning January 1, 2009. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The Company has not yet determined the effect these new standards will have on its financial position and results of operations.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

8.	Inventories:

	2007	2006

Finished goods	$ 7,749	$ –
Stockpiled ore	1,827	–
Purchased ore	21,408	–
Work-in-process	2,962	–
Materials and supplies	4,049	–

	$ 37,995	$ –

All of the Company’s inventories on hand as of December 31, 2007 are located at the Jerritt Canyon mine in Nevada, USA.

9.	Restricted funds:

	2007	2006

AIG commutation account	$ 27,888	$ –
Cash restricted for future exploration in Canada	5,485	7,709
Water use license letter of credit	3,114	–
Cash pledged as security for letters of credit	182	129

	$ 36,669	$ 7,838

On June 30, 2003, Queenstake purchased from American Insurance Group (AIG) an environmental risk transfer program (the ERTP) (note 12). As part of the ERTP, $25.8 million was deposited in an interest-bearing account with AIG (the Commutation Account). The Commutation Account principal plus interest earned on the principal is used to fund Jerritt Canyon mine’s ongoing reclamation and mine closure obligations.

During 2006 and 2007, the Company raised funds by way of private placements of flow-through shares. Under the conditions of these private placements, the funds must be spent in 2006, 2007 and 2008 on Canadian Exploration Expenditures (CEE) on properties located in Canada. As at December 31, 2007, the Company has spent the funds relating to the 2006 flow-through share issuances.

Certain short term investments are pledged as security for a letter of credit. The Yukon Territorial Government has a letter of credit with the Company for $3.3 million which was put in place to secure payment of potential reclamation work relating to the Ketza River project.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

10.	Property, plant and equipment:

		2007			2006
		Accumulated	Net book		Accumulated	Net book
	Cost	amortization	value	Cost	amortization	value

Jerritt Canyon
mine, USA	$84,948	$4,306	$80,642	$–	$–	$–
Ketza River
project, Canada	1,533	415	1,118	672	173	499
Corporate and
other, Canada	114	65	49	83	42	41

	$86,595	$4,786	$81,809	$755	$215	$540

11.	Mineral properties:

		2007				2006
	Cost	Cost non-	Accumulated	Net book	Cost	Cost non-	Accumulated	Net book
	depletable	depletable	depletion	value	depletable	depletable	depletion	value

Jerritt Canyon
mine, USA	$9,551	$46,782	$2,085	$54,248	$–	$–	$–	$–
Ketza River project,
Canada	–	32,129	–	32,129	–	16,958	–	16,958
Silver Valley project,
Canada	–	1,297	–	1,297	–	159	–	159
Arizona project,
USA	–	519	–	519	–	433	–	433
Other Yukon and
BC projects, Canada	–	19	–	19	–	16	–	16

	$9,551	$80,746	$2,085	$88,212	$–	$17,566	$–	$17,566

(a)	Jerritt Canyon, Nevada:

With the acquisition of Queenstake (note 3), the Company has a 100% interest in the Jerritt Canyon property which consists of two gold producing mines, the SSX-Steer complex and the Smith mine.

The cost subject to depletion in the Jerritt Canyon mine is depleted as ounces are removed from estimated proven and probable reserves.

The cost not subject to depletion at the Jerritt Canyon property is related to (i) the Value Beyond Proven and Probable reserves of $39.6 million assigned as part of the purchase price allocation and (ii) exploration expenditures incurred at Jerritt Canyon during the year of $7.2 million that were outside of current mine workings.

(b)	Yukon properties:

(i) Ketza River properties, Yukon:

The Company has a 100% interest of the Ketza River property including 308 mining claims and leases, a mill and all associated equipment. The focus of the Ketza River property is gold.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

11.	Mineral properties (continued):

	(b)	Yukon properties (continued):

(ii) Silver Valley, Yukon:

The Company has a 100% interest in 114 claims and an option to acquire an additional 6 claims from an Optionor.

	(c)	Silver Bar, Arizona:

The Company has a 100% interest in 55 claims in Pinal County, Arizona. The focus of exploration of this property will be gold and copper.

	(d)	Greenwood properties:

The Company owns a 75% interest in 31 claims in the Greenwood Mining District in south east British Columbia which are subject to a 2% net smelter returns royalty. The remaining 25% interest in this gold property is owned by Intrepid Minerals Corporation. This property was written down to a nominal amount in 2005.

	(e)	Other Yukon Base Metals properties:

(i) Money property:

The Company has a 100% interest in 46 claims on this gold, silver and copper property located in south central Yukon. The Company entered into an option agreement with Yukon Zinc Corporation (Yukon Zinc) in August 2005 which allows Yukon Zinc to acquire a 25% interest in the property by making cash payments to the Company of C$40,000 over the next five years and incurring C$150,000 of exploration expenditures in the next five years. Upon exercise of the initial option, Yukon Zinc shall have an additional option to acquire an additional 26% interest in the property by paying the Company C$25,000 in cash or shares upon giving notice of its intent to pursue the additional option and undertaking an additional C$500,000 of exploration expenditures over two years from date of election of the additional option.

(ii) Wolf property:

The Company has a 34.42% joint venture interest in 18 claims in this zinc, lead and silver property in south central Yukon. Atna Resources Ltd. owns the remaining 65.58% interest.

(iii) Bay property:

The Company staked 36 claims near Watson Lake, Yukon Territory during 2006. These claims are adjacent to claims held by an unrelated third party. The focus of this property, based on preliminary historical geological work, will be silver.

These properties were written down to a nominal amount in 2006 and 2005.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

12.	Other assets:

	2007	2006

Environmental Risk Transfer Program	$ 974	$ –

(a)	Environmental Risk Transfer Program / Reclamation cost cap insurance:

The ERTP that Queenstake purchased from AIG also includes a reclamation and mine closure cost cap insurance policy. The insurance policy provides coverage for future reclamation and mine closure costs in existence at June 30, 2003, if they exceed those funded by the Commutation Account (note 9). If these reclamation costs are less than the amount in the Commutation Account, the Company would be refunded the excess cash. In the event that these reclamation costs are more than the Commutation Account balance, the cost cap insurance policy will pay the excess costs up to a defined maximum (note 21(c)).

(b)	Pollution legal liability:

The ERTP also includes a pollution legal liability insurance coverage for third-party damage claims against the Company for both pre-existing pollution conditions and new pollution conditions, for a period of 20 years commencing June 30, 2003.

13.	Related party transactions:

(a)	Due to related parties:

	2007	2006

Loan from shareholders	$–	$11

The amount showing as due to shareholders at December 31, 2006 was non-interest bearing, unsecured and due on demand.

(b)	Other related party transactions:

During the year, the Company was charged a total of $122,556 (2006 - $157,978) in management fees by a company owned by a director of the Company.

During the year, the Company was charged a total of $277,763 (2006 - $85,664) in legal fees by a law firm in which the corporate secretary of the Company is a partner. A portion of these fees are included in share issue costs with the remainder included under general and administrative expenses.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

14.	Other long-term liabilities:

	2007	2006

Capital leases	$2,079	$–
Current portion	(931)	–

	$1,148	$–

The Company has several capital lease obligations with respect to mine equipment in use at Jerritt Canyon (note 10). Future minimum lease payments associated with these capital lease obligations are approximately $1 million per year over the next three years. The lease obligations bear interest at rates between 8 and 9 per cent.

15.	Asset retirement obligations:

	2007	2006

Balance, beginning of year	$1,903	$1,765
Acquisition of Jerritt Canyon property	23,257	–
Accretion expense	1,082	138
Revisions in estimates of liabilities	286	–

Balance, end of year	$26,528	$1,903

The Company’s asset retirement obligations consist of reclamation and closure costs for both active mines and exploration activities. The present value of obligations relating to active mines which the Company assumed with the acquisition of Queenstake is currently estimated at $23.3 million reflecting payments for approximately the next 21 years. The present value of obligations relating to exploration activity in the Yukon properties are currently estimated at $2.9 million (2006 - $1.9 million) reflecting payments for approximately the next 12 years. Significant reclamation and closure activities include land and water rehabilitation, demolition of buildings and mine facilities, ongoing care and maintenance and other costs.

The Company’s total liability for reclamation and closure cost obligations at December 31, 2007 is $26.5 million (2006 - $1.9 million). The undiscounted value of this liability is $60.7 million. An inflation rate assumption of 2% has been used. An accretion expense component of $1.1 million (2006 - $138,000) has been charged to operations in 2007 to reflect an increase in the carrying amount of the asset retirement obligation which has been determined using a credit adjusted risk free rate of 8%.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

16.	Income taxes:

The Company has income tax loss carry forwards of approximately $22.0 million (2006 - $2.7 million). Of this amount, $14.8 million relating to the Company’s US operations has been recognized as an asset and a valuation allowance has been provided for the remainder. The loss carry forwards, if unused, will expire as follows:

2008 - 2011	$464
2015	826
2016	1,201
2024	3,824
2025	6,769
2026	5,865
2027	3,025

$21,974

The components of future income taxes are as follows:

	2007	2006

Future income tax assets, current:
Non-capital loss carry forwards	$1,453	$–

Future income tax assets, non-current:
Asset retirement obligation	826	666
Non-capital loss carry forwards	11,110	1,201
Share issue costs	2,063	657
Unrealized foreign exchange	694	–
Mineral properties and property, plant and
equipment book less than tax basis	21,033	60
Other	677	–
	36,403	2,584
Valuation allowance	(18,310)	(2,584)
	18,093	–
Future income tax liabilities, non-current:
Mineral properties and property, plant and
equipment book in excess of tax basis	(45,338)	(3,729)
Other	(1,282)	–
	(46,620)	(3,729)
Net future income tax liability, non-current	$(28,527)	$(3,729)

The Company has recorded a valuation allowance against certain of its future income tax assets as management does not believe it is more likely than not that sufficient taxable income will be generated during the carry forward period to realize all the future tax assets.

Combined Federal-Yukon Territory statutory tax rates of between 35% and 37.12% have been used for future tax asset and liability calculations to reflect the substantively enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

16.	Income taxes (continued):

During 2007, the Company renounced $3.7 million of CEE to flow-through shareholders in April and an additional $9.0 million of CEE to flow-through shareholders in December. The result of this renunciation was that the “Cumulative Canadian Exploration Expenses” pool of the Company resources was reduced and a $3.9 million future income tax liability was recorded on the date of renunciation.

The following table reconciles income taxes calculated at statutory rates with the income tax expense in these financial statements:

	2007	2006

Net loss before taxes	$(930)	$(1,290)
Federal statutory tax rate	37.12%	37.12%
Tax based on statutory income tax rate	(345)	(479)

Non-deductible expenses	18	–
Share issuance costs	(1,948)	(203)
Non-deductible stock-based compensation	1,933	91
Non-taxable foreign exchange gains	(274)	–
Change in valuation allowance	1,613	–
Change in tax rate and other	64	(332)
Impact of lower foreign taxes	(92)	–
Unrecognized tax assets	–	822

Income tax expense (recovery)	$969	$(101)

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital:

(a)	Authorized share capital consists of an unlimited number of common shares

(b)	Common shares issued and outstanding:

	Number
In thousands	of shares	Amount

Balance, December 31, 2005	46,643	$19,791

Flow-through shares issued pursuant to brokered private
placement (i)	5,500	7,274
Flow-through shares issued pursuant to non-brokered private
placement (ii)	1,430	1,891
Common shares issued pursuant to non-brokered private
placement (iii)	19	22
Flow-through shares issued pursuant to non-brokered private
placement (iv)	900	1,984
Shares issued upon exercise of shareholder warrants	2,077	1,831
Shares issued upon exercise of agents’ options	1,565	1,018
Shares issued upon exercise of broker warrants	502	464
Shares issued upon exercise of stock options	195	117
Shares issued as partial payment for commission in brokered
private placement (i)	89	–
Shares issued out of treasury to satisfy obligation	30	–
Allocation from warrants relating to the exercise of shareholder
warrants	–	161
Allocation from contributed surplus relating to the exercise of
agents’ options	–	299
Allocation from contributed surplus relating to the exercise of
stock options	–	66
Fair value of agents’ options (i)	–	(116)
Share issue costs	–	(602)
Flow-through share renunciation	–	(2,175)
Balance, December 31, 2006	58,950	32,025

Shares issued for cash, June 2007 private placement (v)	42,352	71,709
Shares issued to Queenstake shareholders, June 2007
business acquisition (vi)	58,437	89,049
Flow-through shares issued, October 2007 private
placement (vii)	5,000	10,192
Shares issued upon exercise of shareholder warrants	8,579	7,654
Shares issued upon exercise of agents’ options and warrants	812	744
Shares issued upon exercise of stock options	993	530
Shares issued to option or pursuant to Silver Valley option
agreement	10	–
Fair value of shareholder warrants exercised	–	720
Fair value of stock options and agents’ options exercised	–	340
Flow through share renunciation	–	(3,902)
Fair value assigned to shareholder warrants, June 2007
private placement (viii)	–	(18,809)
Fair value assigned to agents’ options, June 2007 private
placement (ix)	–	(1,125)
Share issue costs	–	(4,407)
Balance, December 31, 2007	175,133	$184,720

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

(i)

On May 30, 2006, the Company closed a brokered private placement of 5.5 million flow-through common shares at a price of C$1.50 per share. A commission of 6% was paid by a combination of cash and issuance of common shares of the Company. Agents’ options were issued entitling the holder to purchase one common share of the Company for C$1.55 per share until May 30, 2007.

(ii)	On June 14, 2006, the Company closed a non-brokered private placement of 1.4 million flowthrough shares at a price of C$1.50 per common share.

(iii)	On June 14, 2006, the Company closed a non-brokered private placement of 19,231 common shares at a price of C$1.30 per share.

(iv)	On December 21, 2006, the Company closed a non-brokered private placement of 900,000 flowthrough shares at a price of C$2.50 per share.

(v)

On June 20, 2007 the Company closed a private-placement of 42.4 million common share units at a price of C$1.80 per unit. Each unit contains one common share of the Company and one-half of one share purchase warrant that entitles the holder to purchase one common share of the Company for C$3.00. The share purchase warrants expire on June 20, 2012.

(vi)

On June 20, 2007 the Plan of Arrangement to combine the operations of the Company and Queenstake was executed. Pursuant to the Plan of Arrangement, the Company issued one common share for 10 shares of Queenstake for 100% of the outstanding shares of Queenstake, a total of 58.4 million shares. The consideration for each 10 Queenstake shares was valued at C$1.62, the average closing price of the Company’s shares on the TSX before and after the announcement date of March 22, 2007. The value of the shares of the Company issued to Queenstake shareholders has been included in the purchase price consideration (note 3).

(vii)	On October 5, 2007, the Company closed a non-brokered private placement of 5 million flow-through shares at a price of C$2.00 per share.

(viii)

The Company issued 21.2 million share purchase warrants to investors that participated in the private- placement referred to in (i). The fair value of these share purchase warrants using the Black-Scholes pricing model was $18.8 million. The following assumptions have been used to assign a fair value to the share purchase warrants:

Risk-free interest rate	4.25%
Dividend yield	0%
Weighted average expected life of warrants	5
Volatility	79%

(ix)

The Company issued 1.8 million agents’ options to brokers in connection with the brokered portion of the June 20, 2007 private placement. Each agents’ option entitles the holder to purchase one common share of the Company for C$2.10. The agents’ options expire on June 20, 2009. The following assumptions have been used to assign a fair value of $1.1 million to the agents’ options, using the Black-Scholes pricing model:

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

Risk-free interest rate	4.25%
Dividend yield	0%
Weighted average expected life of warrants	2
Volatility	79%

Escrowed Shares:

Of the shares issued at December 31, 2007, 2.4 million shares are held in escrow under the terms of an escrow agreement. These shares are to be released on April 13, 2008.

(c)	Warrants:

	Number
In thousands	of warrants	Amount

Balance, December 31, 2005	10,692	$847

Warrants exercised by shareholders	(2,077)	(160)
Warrants issued upon exercise of agents’ options	727	–
Warrants exercised by brokers	(502)	–
Balance, December 31, 2006	8,840	687

Warrants exercised by shareholders	(8,579)	(721)
Warrants expired	(36)	–
Warrants issued upon exercise of agents’ options	148	–
Warrants exercised by brokers	(373)	–
Warrants issued to Queenstake shareholders, June 2007
business acquisition (i)	3,851	1,828
Warrants issued to shareholders, June 2007 private
placement	21,176	18,809

Balance, December 31, 2007	25,027	$20,603

(i)

Pursuant to the terms of the Plan of Arrangement, the Company issued one share purchase warrant for every 10 Queenstake share purchase warrants outstanding as of the date of the business acquisition, June 20, 2007. The strike price of the Queenstake warrants was multiplied by 10 to calculate the exercise price of the warrants issued by the Company for the Queenstake warrants.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

The fair value of these warrants issued by the Company was assigned a fair value using the Black-Scholes pricing model with the following assumptions:

	January 16,	April 10,
	2009	2012
	expiring	expiring

Risk-free interest rate	4.25%	4.25%
Dividend yield	0%	0%
Weighted average expected life of warrants	1.58	2.81
Volatility	79%	79%

The fair value of the warrants of $1.8 million issued to Queenstake warrant holders has been included as part of the purchase price consideration (note 3).

The following is warrants are outstanding as of December 31, 2007:

			December 31,				December 31,
			2006				2007
	Expiry	Exercise	Number	Warrants	Warrants	Warrants	Number
Units in thousands	date	price (C$)	outstanding	exercised	expired	issued	outstanding

Shareholder warrants	January 31, 2007	2.40	20	–	(20)	–	–
Shareholder warrants	April 13, 2007	1.00	5,724	(5,724)	–	–	–
Shareholder warrants	July 29, 2007	1.00	2,405	(2,405)	–	–	–
Shareholder warrants	August 26, 2007	1.00	466	(450)	(16)	–	–
Shareholder warrants	January 16, 2009	1.80	–	–	–	1,000	1,000
Shareholder warrants	April 12, 2010	5.50	–	–	–	2,851	2,851
Shareholder warrants	June 20, 2012	3.00	–	–	–	21,176	21,176
Broker warrants	April 13, 2007	1.05	194	(246)	–	52	–
Broker warrants	July 29, 2007	1.05	31	(127)	–	96	–

			8,840	(8,952)	(36)	25,175	25,027

(d)	Contributed surplus:

Contributed surplus is comprised of the following:

Balance, December 31, 2005	$949

Stock-based compensation	455
Fair value of agents’ options issued as commission	116
Transfer to share capital for exercise of agents’ options	(299)
Transfer to share capital for exercise and expiration of stock options	(66)
Balance, December 31, 2006	1,155

Stock-based compensation (i)	6,034
Transfer to share capital for exercise of stock and agents’ options	(340)
Fair value of stock options issued to Queenstake option holders	116
Fair value of agents’ options issued with June 2007 private placement	1,127
Balance, December 31, 2007	$8,092

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

(i)	Stock options:

The Company has a stock option plan (the Plan) in place under which the Board of Directors may grant options to acquire common share of the Company to directors, employees and service providers. Under the terms of the Plan, the number of securities issuable to insiders, at any time under old security based agreements, cannot exceed 10% of the issued and outstanding securities.

Under the fair value method, the total fair value of the stock based compensation granted to directors, officers and service providers was $6 million in 2007 (2006 - $455,119). Of this amount, $5.6 million is included in expenses on the statement of operations and $471,000 is included in mineral properties (cost allocated to fair value of options granted to Ketza River contractors) and credited to contributed surplus. The fair value of the options at the date of grant has been estimated using the Black-Scholes option pricing model.

The following assumptions have been used to assign a fair value to stock options granted in the past two years:

Grant date	January 5,	April 3,	June 25,	July 5,	August 10,	November 13,	September 14,
	2007	2007	2007	2007	2007	2007	2007

Risk-free interest
rate	4.14%	4.24%	4.25%	4.72%	4.53%	3.91%	4.14%
Dividend yield	0%	0%	0%	0%	0%	0%	0%
Weighted average
expected life of
options	5	5	5	5	5	5	2
Volatility	84%	81%	79%	78%	78%	77%	78%

Grant Date	January 26,	March 28,	November 10,	December 12,
	2006	2006	2006	2006

Risk-free interest rate	3.0%	3.0%	4.5%	4.13%
Dividend yield	0%	0%	0%	0%
Weighted average
expected life of
options	5	5	5	5
Volatility	97%	90%	84%	85%

Continuity of stock options outstanding for the year ended December 31, 2006 is as follows:

Units in thousands		December 31, 2005				December 31, 2006
		Number of	Stock	Stock	Stock	Number of
	Exercise	stock options	options	options	options	stock options
Expiry date	price (C$)	outstanding	issued	exercised	expired	outstanding

April 13, 2010	$ 0.60	1,400	–	(10)	–	1,390
May 17, 2010	0.60	550	–	(100)	–	450
October 1, 2010	0.60	1,150	–	(35)	–	1,115
January 25, 2011	0.82	–	400	(30)	–	370
March 28, 2011	1.06	–	125	(40)	–	85
November 10, 2011	1.71	–	10	–	–	10
December 12, 2011	2.25	–	105	–	–	105
		3,100	640	(215)	–	3,525

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

Continuity of stock options outstanding for the year ended December 31, 2007 is as follows:

Units in thousands		December 31, 2006				December 31, 2007
		Number of	Stock	Stock	Stock	Number of
	Exercise	stock options	options	options	options	stock options
Expiry date	price (C$)	outstanding	issued	exercised	expired	outstanding

April 13, 2010	0.60	1,390	–	(510)	–	880
May 17, 2010	0.60	450	–	(450)	–	–
October 1, 2010	0.60	1,115	–	(23)	–	1,092
January 25, 2011	0.82	370	–	–	–	370
March 28, 2011	1.06	85	–	(10)	–	75
November 10, 2011	1.71	10	–	–	(10)	–
December 12, 2011	2.25	105	–	–	(30)	75
January 5, 2012	2.77	–	1,275	–	–	1,275
April 3, 2012	1.61	–	65	–	(10)	55
June 25, 2012	1.74	–	500	–	(50)	450
July 5, 2012	1.58	–	500	–	(50)	450
August 10, 2012	1.74	–	3,410	–	–	3,410
September 14, 2009	2.10	–	300	–	–	300
August 17, 2007	3.70	–	15	–	(15)	–
November 13, 2007	2.15	–	5	–	(5)	–
May 12, 2010	2.15	–	360	–	(15)	345
August 23, 2010	2.15	–	10	–	–	10
August 15, 2010	2.20	–	25	–	(25)	–
April 6, 2011	4.20	–	546	–	(30)	516
July 27, 2008	3.85	–	145	–	–	145
July 5, 2009	5.70	–	90	–	–	90
October 25, 2009	5.70	–	97	–	–	97
May 3, 2010	2.25	–	50	–	–	50
November 13, 2012	1.70	–	40	–	–	40

		3,525	7,433	(993)	(240)	9,725

Continuity of agents’ options outstanding for the year ended December 31, 2007:

		December 31,				December 31,
		2006				2007
		Number of	Agents’	Agents’	Agents’	Number of
	Exercise	agents’ options	options	options	options	agents’ options
Expiry date	price (C$)	outstanding	issued	exercised	expired	outstanding

April 13, 2007	0.65	105	–	(105)	–	–
July 28, 2007	0.75	191	–	(191)	–	–
May 30, 2007	1.55	273	–	(142)	(131)	–
June 20, 2009	2.10	–	1,799	–	–	1,799

		569	1,799	(438)	(131)	1,799

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

17.	Share capital (continued):

(e)	Accumulated other comprehensive income (loss):

	2007	2006

Balance, beginning of year	$(326)	$–
Foreign exchange translation adjustments	2,599	(326)

Balance, end of year	$2,273	$(326)

18.	Supplemental information:

(a)	Supplementary information regarding other non-cash transactions:

	2007	2006

Shares issued on acquisition of Queenstake	$89,049	$–
Warrants issued on acquisition of Queenstake	1,828	–
Stock options issued on acquisition of Queenstake	116	–
Stock-based compensation included in mineral properties	471	–

(b)	Operating activities included the following cash payments:

	2007	2006

Interest paid	$217	$–

(c)	Net change in non-cash working capital:

	2007	2006

Accounts receivable and prepaid expenses	$ (2,682)	$ (130)
Inventories	(15,094)	–
Accounts payable and accrued liabilities	(5,699)	280

	$ (23,475)	$ 150

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

19.	Segmented information:

All of the Company’s operations are related to the gold mining industry. As of the end of December 31, 2007 the Company had one gold producing property (Jerritt Canyon) located in Nevada, USA. The Company has exploration properties in Canada and the USA.

Assets and liabilities held by geographic location are follows:

	2007	2006

Assets:
Canada	$86,288	$31,479
USA	209,879	433

	$296,167	$31,912

Liabilities:
Canada	$12,200	$6,316
USA	78,123	–

	$90,323	$6,316

20.	Financial instruments:

(a)

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, restricted funds, accounts payable and accrued liabilities, payable on purchased ore, forward gold sales contracts, and amounts due to related parties. As noted below, the fair values of these financial instruments approximates their carrying values due to their short-term maturity or their capability of prompt liquidation.

The Company has designated its financial instruments as follows:

(i) Cash and cash equivalents are classified as “held-for-trading” and are carried at their fair value.

(ii)

Marketable securities are classified as “available-for-sale” and are carried at their fair value with unrealized gains or losses recognized in accumulated other comprehensive income until realized when they will be recognized in income.

(iii)

Accounts payable and accrued liabilities, payable on purchased ore, and other long-term liabilities are classified as "other financial liabilities”. These financial liabilities are recorded at values that approximate their amortized cost using the effective interest method.

Included in other long term liabilities is the mark-to-market loss of $993,000 on forward gold sales contracts classified as held-for-trading derivative instruments.

	(b)	Currency risk:

The Company’s sales are predominately denominated in US dollars. The Company is primarily exposed to currency fluctuations relative to the US dollar as a portion of the Company’s operating costs and capital expenditures are denominated in Canadian dollars. Monetary assets denominated in Canadian dollars are also exposed to foreign currency fluctuations. These potential fluctuations could have a significant impact on

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

20.	Financial instruments (continued):

	(b)	Currency risk (continued): operating costs and thereby the profitability of the Company. The Company has not hedged any of this foreign currency risk.

	(c)	Commodity price risk:

The profitability of the Company is directly related to the market price of gold because revenues are derived primarily from gold mining. Gold prices are affected by numerous factors beyond the Company’s control, including central bank sales, producer hedging activities, the relative exchange rate of the US dollar with other major currencies, global and regional demand and political and economic conditions. Worldwide gold production levels also affect gold prices, and the price of gold is occasionally subject to rapid short-term changes due to speculative activities. The Company has not hedged any of its own gold production. Forward sales contracts are entered into for gold produced under its current tolling arrangements with third parties. Currently these forward contracts are recorded at fair value as they are not designated as hedging instruments, with gains and losses recorded in income.

21.	Commitments and contingencies:

	(a)	Commitments:

Effective July 1, 2007 Queenstake Resources USA, Inc. signed an amended and restated agreement for the purchase and sale of ore and concentrate with a third party. This agreement supersedes the original agreement dated March 29, 2006 and amended December 22, 2006.

Per the terms of this agreement, the Company shall exercise its best efforts to process 1 million tons of ore delivered by Newmont by December 31, 2008.

	(b)	Forward gold sales:

In order to protect its profits from the production of gold from ore purchased from third parties, as of December 31, 2007, the Company had entered into forward gold sales contracts to deliver 48,800 ounces of gold at an average price of $814 per ounce at various dates through to December 31, 2008. This approximates the number of ounces of gold contained in ore purchased from third parties as of December 31, 2007.

	(c)	Legal:

The Company filed suit on January 19, 2007 against American International Specialty Lines Insurance Company, a subsidiary of AIG, (the Insurance Company) in United States District Court for the District of Colorado. The suit seeks $8.4 million for construction of the evaporation pond at the Company’s Jerritt Canyon operations in Nevada plus an unspecified amount for additional damages as a result of the Insurance Company’s failure to reimburse Queenstake under its reclamation costs insurance policy. The matter has been referred to arbitration.

YUKON-NEVADA GOLD CORP.
(Formerly YGC Resources Ltd.)

Notes to Consolidated Financial Statements
(Tabular amounts in thousands of US dollars unless otherwise noted)

Years ended December 31, 2007 and 2006

21.	Commitments and contingencies (continued):

	(d)	Joint-venture funding:

As part of the October 9, 2007 Shareholders’ Agreement (the Agreement) entered into with Non-Ferrous International Investment Company Limited, the Company committed to, subject to certain conditions precedent, subscribe for 6 million common shares of joint venture company, 804772 B.C. LTD (joint venture company), at a subscription price of C$0.25 per common share. The total contribution of C$1.5 million will be used for the initial funding of exploration under the newly formed joint venture company.

During February of 2008 the terms of the conditions precedent were met for the Agreement. Under the terms of the Agreement the subscription payment for the 6 million common shares was made and a 50% interest was acquired in the joint venture company.

	(e)	Lease Commitments:

The Company is committed under various operating leases to the following annual minimum payments:

2008	$227
2009	83
2010	86
2011	75
2012	44

$515

22.	Subsequent events:

Subsequent to year-end, the Company:

Issued 100,000 common shares for proceeds of 82,000 pursuant to the exercise of stock options

Granted 500,000 stock options to employees of the Company